UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 15, 2007

DUNE ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32497	95-4737507
State of Incorporation	Commission File Number	IRS Employer I.D. Number

Two Shell Plaza, 777 Walker Street, Suite 2450, Houston, Texas 77002

Address of principal executive offices

Registrant’s telephone number: (713) 229-6300

3050 Post Oak Blvd., Suite 695, Houston, Texas 77056

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment is being filed for the purpose of including the requisite financial information with respect to our purchase of all of the issued and outstanding shares of common stock of Goldking Energy Corporation on May 15, 2007. This acquisition was initially reported on our Current Report on Form 8-K, filed with the Commission on May 21, 2007.

Item 9.01	Financial Statements and Exhibits
(a)	Financial Statements of Business Acquired

GOLDKING ENERGY CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder

    Goldking Energy Corporation:

We have audited the accompanying consolidated balance sheets of Goldking Energy Corporation (formerly Goldking Holding Corporation) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholder’s equity and cash flows for the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goldking Energy Corporation (formerly Goldking Holding Corporation) as of December 31, 2006 and 2005, and the results of its operations and their cash flows for the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP

Hein & Associates LLP
Houston, Texas

April 13, 2007

GOLDKING ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2006 AND 2005

(AMOUNTS IN USD)

	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$8,766,660	$10,419,522
Restricted cash	160,674	241,686
Accounts receivable	16,013,796	9,021,093
Accounts receivable from affiliates	—	41,260
Accounts receivable from property acquisition	2,312,283	—
Assets from price risk management activities	3,588,984	704,975
Deferred taxes	—	289,592
Prepaid expenses and other current assets	4,398,643	2,465,535

Total current assets	35,241,040	23,183,663
Oil and gas properties (under the successful efforts method of accounting)	242,335,749	108,826,625
Less: accumulated depreciation, depletion and amortization	(16,796,715)	(2,868,875)

Oil and gas properties, net	225,539,034	105,957,750

Escrow related to asset retirement obligation	2,123,707	2,034,392
Deferred taxes—non current	369,081	657,187
Assets from price risk management activities—non-current	4,334,705	—
Other assets, net	3,333,780	810,707

Total assets	$270,941,347	$132,643,699

Liabilities and Stockholder’s Equity
Current Liabilities:
Current maturities of long-term debt	$19,517,000	$10,000,000
Short-term notes payable	2,576,801	1,636,994
Accounts payable	5,902,007	4,615,353
Revenue distributions payable	10,586,943	3,943,523
Operator prepayment liabilities	366,756	471,842
Accrued lease operating expenses	1,334,397	1,767,307
Other accrued liabilities	6,329,634	3,019,720
Deferred taxes	816,027	—

Total current liabilities	47,429,565	25,454,739
Long-term debt	157,000,000	48,950,000
Asset retirement obligation	6,008,583	5,782,671
Liabilities from price risk management activities	—	811,846

Total liabilities	210,438,148	80,999,256
Commitments and Contingencies — See Note 12
Stockholder’s Equity:
Common stock, $.01 par, 10 shares authorized, issued and outstanding	—	—
Additional paid-in capital	60,053,526	53,618,526
Accumulated other comprehensive income (loss)	3,302,162	(496,703)
Accumulated (deficit)	(2,852,489)	(1,477,380)

Total stockholder’s equity	60,503,199	51,644,443

Total liabilities and stockholder’s equity	$270,941,347	$132,643,699

The accompanying notes are an integral part of these statements.

GOLDKING ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN USD)

	Year Ended December 31		Period from July 27, 2004 (Inception) to December 31,
	2006	2005	2004
Revenues and Other:
Oil and natural gas revenues	$55,794,335	$10,553,338	$1,044,804
Price risk management activities	324,355	(958,682)	(6,617)
Gain on sale of oil and natural gas properties	3,305,028	50,738	—
Interest and other income	480,949	95,687	21,829

	59,904,667	9,741,081	1,060,016
Costs and Expenses:
Oil and natural gas operating expenses	20,135,006	4,389,973	560,292
Production and ad valorem taxes	5,437,504	870,337	70,752
Depreciation, depletion and amortization	14,958,039	2,658,799	240,871
Oil and natural gas exploration expenses	4,293,599	2,700	99,846
Asset retirement accretion expense	445,177	68,076	16
General and administrative expenses	9,303,831	2,505,261	656,138

Total operating expenses	54,573,156	10,495,146	1,627,915

Income (loss) from operations	5,331,511	(754,065)	(567,899)
Interest expense	(7,723,152)	(780,698)	(6,354)

Loss before income taxes	(2,391,641)	(1,534,763)	(574,253)
Income tax (expense) benefit	1,016,532	574,607	57,029

Net loss	$(1,375,109)	$(960,156)	$(517,224)

The accompanying notes are an integral part of these statements.

GOLDKING ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(AMOUNTS IN USD)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated earnings	Total Stockholder’s
	Shares	Amount	Capital	gain (Loss)	(Deficit)	Equity
Balance, July 27, 2004 (inception)	10	$—	$—	$—	$—	$—
Cash contributions	—	—	14,826,266	—	—	14,826,266
Assumed liabilities in excess of contributed assets	—	—	(422,741)	—	—	(422,741)
Net loss	—	—	—	—	(517,224)	(517,224)

Balance, December 31, 2004	10	—	14,403,525	—	(517,224)	13,886,301
Cash contributions	—	—	39,215,001	—	—	39,215,001
Net loss	—	—	—	—	(960,156)	(960,156)
Unrealized loss from price risk management activities, net of tax of $315,143	—	—	—	(496,703)	—	(496,703)
Total comprehensive loss	—	—	—	—	—	(1,456,859)

Balance, December 31, 2005	10	—	53,618,526	(496,703)	(1,477,380)	51,644,443
Cash contributions	—	—	6,435,000	—	—	6,435,000
Net loss	—	—	—	—	(1,375,109)	(1,375,109)
Unrealized gain from price risk management activities, net of tax of $2,410,257	—	—	—	3,798,865		3,798,865
Total comprehensive income	—	—	—	—	—	2,423,756

Balance, December 31, 2006	10	$—	$60,053,526	$3,302,162	$(2,852,489)	$60,503,199

The accompanying notes are an integral part of these statements.

GOLDKING ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN USD)

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from July 27, 2004 (Inception) to December 31, 2004
Cash Flows From Operating Activities:
Net loss	$(1,375,109)	$(960,156)	$(517,224)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of oil and natural gas property	(3,305,028)	(50,738)	—
Non-cash price risk management activities	1,409,682	958,682	6,617
Deferred income tax (benefit)	(1,016,532)	(574,607)	(57,029)
Accretion of asset retirement liability	445,177	68,076	16
Depreciation, depletion and amortization expense	14,958,039	2,658,799	240,871
Amortization of deferred financing costs	780,033	42,719	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(9,263,726)	(7,333,282)	(1,552,170)
Increase in prepaid expenses and other assets	(1,933,108)	(2,235,545)	(229,990)
Decrease in other assets	2,950	(2,077)	—
Increase in accounts and revenue distributions payable	7,128,104	6,713,349	837,418
Increase (decrease) in accrued liabilities, lease operating expenses payable and operator prepayment liabilities	2,563,205	875,559	1,124,227

Net cash provided by (used in) operating activities	10,393,687	160,779	(147,264)

Cash Flows From Investing Activities:
Acquisition of oil and natural gas properties	(123,800,418)	(80,769,845)	—
Capital expenditures	(14,033,733)	(11,337,036)	(7,322,343)
Proceeds from sale of property and equipment	6,510,218	57,172	—
(Increase) decrease in restricted cash	81,012	(241,686)	—
Purchase of derivatives related to future periods	(3,231,120)	(1,563,174)	(107,100)
Increase in escrow fund	(89,315)	(2,034,392)	—

Net cash used in investing activities	(134,563,356)	(95,888,961)	(7,429,443)

Cash Flows From Financing Activities:
Capital contributions from shareholder	6,435,000	39,215,001	14,826,266
Proceeds from long-term borrowing	177,000,000	58,950,000	—
Repayments of long-term borrowing	(59,433,000)	—	—
Payments for deferred financing costs	(2,425,000)	(535,000)	—
Increase (decrease) in short-term notes payable	939,807	1,636,994	(368,850)

Net cash provided by financing activities	122,516,807	99,266,995	14,457,416

Net Increase (Decrease) in Cash and Cash Equivalents	(1,652,862)	3,538,813	6,880,709
Cash and Cash Equivalents—beginning of period	10,419,522	6,880,709	—

Cash and Cash Equivalents—end of period	$8,766,660	$10,419,522	$6,880,709

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$7,865,972	$81,685	$6,574
Federal and state income taxes	—	—	—
Non-Cash Investing and Financing Activities:
Net liabilities contributed by shareholder upon formation (excluding cash)	$—	$—	$(422,741)
Asset retirement obligation assumed	1,331,408	5,632,282	66,401
Short-term note payable to finance insurance policies	2,891,027	1,836,730	—

The accompanying notes are an integral part of these statements

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—THE COMPANY

Goldking Energy Corporation is an independent energy company engaged, directly or through its subsidiaries, in the acquisition, development, exploration and production of crude oil and natural gas in the United States, principally on shore and in state waters in South Louisiana and the upper Texas Gulf Coast. Goldking was originally formed as Goldking Holding Corporation on July 20, 2004 by Goldking Energy Holdings, L.P., a Texas Limited Partnership that owns all of its capital stock but was renamed to Goldking Energy Corporation on December 8, 2006. On July 26, 2004, certain members of management contributed cash and all of the capital stock of three operating entities, Goldking Texas, Inc. (formerly named Goldking Energy Corporation, later merged into Goldking Operating Company), Goldking Operating Company and Goldking Energy Offshore Corporation (later merged into Goldking Operating Company) (the “Predecessor Entities”), and Natural Gas Partners VII, L.P. (“NGP”) contributed cash to Goldking in exchange for equity interests in Goldking Energy Holdings L.P. and its General Partner. Operations commenced on July 27, 2004.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

Accounting policies used by Goldking and its subsidiaries conform to accounting principles generally accepted in the United States of America. The more significant of such policies are discussed below. The consolidated financial statements include the accounts of Goldking and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of Goldking to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Goldking bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Goldking’s estimates of oil and natural gas reserve quantities are the basis for the calculation of depreciation, depletion and impairment of oil and natural gas properties. Other items subject to estimates and assumptions include: the carrying amounts of property, plant and equipment, asset retirement obligations, valuation allowances for receivables and deferred income tax assets, and valuation of derivative instruments.

Reclassifications

Certain reclassifications have been made in prior period financial statements to conform to the current period presentation. These reclassifications have not resulted in any changes to previously reported net loss for any periods.

Accounts Receivable

Accounts receivable consist of the following:

	December 31,
	2006	2005
Crude oil and natural gas sales	$11,701,267	$7,981,394
Joint interest billings	4,288,586	1,006,256
Employee	23,943	33,443

Total	$16,013,796	$9,021,093

Goldking routinely assesses the recoverability of all material trade and other receivables to determine their collectibility, and accrues a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated. Actual write-offs could exceed the recorded allowance. No allowance for doubtful accounts was considered necessary at December 31, 2006 and 2005.

Prepaid Expenses

Prepaid expenses consist of the following:

	December 31,
	2006	2005
Prepaid insurance	$3,196,251	$2,106,590
Prepaid drilling costs	571,855	357,045
Other current assets	630,537	1,900

Total	$4,398,643	$2,465,535

Oil and Natural Gas Properties

Successful Efforts Method—Goldking accounts for its crude oil and natural gas properties under the successful efforts method of accounting. Under this method, costs to acquire mineral interests in crude oil and natural gas properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells are capitalized. Depreciation and depletion of producing oil and natural gas properties are provided under the unit-of-production method. Proved developed reserves are used to compute unit rates for unamortized tangible and intangible development costs, and proved reserves are used for unamortized leasehold costs. Upon sale or retirement of depreciable or depletable property, the cost and related accumulated depreciation, depletion and amortization (“DD&A”) are eliminated from the accounts and the resulting gain or loss is recognized. Repairs and maintenance are expensed as incurred. Exploratory expenses, including geological and geophysical costs and delay rentals, for unevaluated oil and natural gas properties are charged to expense as incurred. Costs to drill exploratory wells that do not find proved reserves are expensed as oil and natural gas exploration costs. Goldking will carry the costs of an exploratory well as an asset if the well is found to have a sufficient quantity of reserves to justify its capitalization as a producing well and as long as Goldking is making sufficient progress assessing the reserves and the economic and operating viability of the project. Goldking’s ability to move forward on a project may be dependent on gaining access to transportation or processing facilities or obtaining permits and government or partner approval, the timing of which is beyond Goldking’s control. Exploratory well costs may remain suspended as long as Goldking is actively pursuing access to necessary facilities and access to such permits and approvals and believes they will be obtained. Goldking has no significant suspended costs at December 31, 2006 and 2005.

Impairment—Pursuant to Statement of Financial Accounting Standards No. 144, “Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), Goldking reviews proved oil and natural gas properties and other long-lived assets for impairment when events and circumstances indicate a decline in the recoverability of the carrying value of such properties, such as a downward revision of the reserve estimates or commodity prices. Goldking estimates the future cash flows expected in connection with the properties and compares such future cash flows to the carrying amount of the properties to determine if the carrying amount is recoverable. When the carrying amounts of the properties exceed their estimated undiscounted future cash flows, the carrying amount of the properties is written down to their estimated fair value. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, and timing of future production, future capital expenditures and a risk-adjusted discount rate. No asset impairments were recorded by Goldking for the year ended December 31, 2006 and 2005 or for the period from July 27, 2004 (inception) to December 31, 2004.

Individually significant unproved properties are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Cash flows used in the impairment analysis are determined based on management’s estimates of crude oil and natural gas reserves, future commodity prices and future costs to extract the reserves. Cash flow estimates related to probable and possible reserves are reduced by additional risk-weighting factors. Other individually insignificant unproved properties are combined into groups and amortized on the basis of Goldking’s experience of successful drilling and average holding period. Goldking has no significant investments in unproved properties at December 31, 2006 and 2005.

Asset Retirement Obligations

SFAS No. 143, “Accounting for Asset Retirement Obligations,” addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying cost of the asset. Goldking’s asset retirement obligations consist of estimated costs for dismantlement, removal, site reclamation and similar activities associated with its oil and natural gas properties. An asset retirement obligation and the related asset retirement cost are recorded when an asset is first drilled, constructed or purchased. The asset retirement cost is determined and discounted to present value using a credit-adjusted risk-free rate. After initial recording, the liability is increased for the passage of time, with the increase being reflected as accretion expense in the statement of operations. Subsequent adjustments in the cost estimate are reflected in the asset retirement obligation liability and the amounts continue to be amortized over the useful life of the related long-lived asset.

Other Assets

Other assets are recorded at cost and consist of the following:

	December 31,
	2006	2005
Deferred financing costs	$2,137,248	$492,281
Furniture, fixtures and equipment, net	1,196,532	315,476
Other asset	—	2,950

Total	$3,333,780	$810,707

Deferred Financing Costs

Deferred financing costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the associated debt.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are depreciated on the straight-line method based on the expected lives of the assets.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair values for each class of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between two willing parties.

The carrying amounts of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term notes payable approximate fair value due to the short-term nature or maturity of the instruments.

The fair value of Goldking’s long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Goldking for debt of the same maturities. The carrying amount of borrowings outstanding under Goldking’s long-term debt agreement approximates fair value as the interest rates are tied to current market rates.

Derivative instruments are carried at their estimated fair market value on the balance sheet.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and investments purchased with original maturities of three months or less.

Restricted Cash

Goldking classifies cash balances as restricted cash when cash is restricted as to withdrawal or usage. The restricted cash balance of $160,674 and $241,686 as of December 31, 2006 and 2005, respectively relate to Goldking’s price risk management activities.

Revenue Recognition

Goldking uses the sales method to account for sales of crude oil and natural gas. Under this method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers. The volumes sold may differ from the volumes to which Goldking is entitled based on their interests in the properties. These differences create imbalances which are recognized as a liability only when the imbalance exceeds the estimate of remaining reserves. Goldking had no significant imbalances at December 31, 2006 and 2005.

Derivative Instruments and Hedging Activities

Goldking uses various derivative instruments in connection with anticipated crude oil and natural gas sales to minimize the impact of commodity price fluctuations. Such instruments include the purchase of put options, fixed price swaps and costless collars. Although these derivative instruments expose Goldking to credit risk, Goldking monitors the creditworthiness of its counterparties, who include Bank of America, N.A., BP North America Gas and Power and Coral Energy Holdings L.P., and believes that losses from nonperformance are unlikely to occur. However, Goldking is not able to predict sudden changes in its counterparties’ creditworthiness.

Goldking accounts for its derivative instruments and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. The statement established accounting and reporting standards requiring every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet as either an asset or liability measured at fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met wherein gains and losses are reflected in shareholder’s equity in other comprehensive income (loss) until the forecasted production occurs; at which time these amounts are reclassified to earnings. Only derivative instruments that are expected to be highly effective in offsetting anticipated gains or losses on the hedged cash flows and that are subsequently documented to have been highly effective can qualify for hedge accounting. Any ineffectiveness in hedging instruments whereby gains or losses do not exactly offset anticipated gains or losses of hedged cash flows is recorded in earnings in the period in which the gain or loss occurs.

Related Party Transactions

Goldking pays Board of Director and advisory fees to affiliates of NGP. Directors’ fees totaling $20,000, $20,000 and $8,333 during the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004, respectively, were paid to affiliates of NGP. Additionally, advisory fees totaling $75,000 and $75,000 were also paid to affiliates of NGP during the years ended December 31, 2006 and 2005, respectively. There were no advisory fees paid to affiliates of NGP during the period from July 27, 2004 (inception) through December 31, 2004. Goldking pays a “financing fee” to an NGP affiliate that is equal to 1% of NGP’s cash capital contributions to Goldking, which fees totaled $65,000, $385,000 and $150,000 for the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004, respectively. The financing fees were treated as offering costs and reflected as a reduction of additional paid-in capital.

During 2006, Goldking advanced its two principal owners approximately $1,500,000, one-half to each, to purchase certain royalty and override interest in oil and natural gas properties. The advances were repaid in their entirety prior to the year ended December 31, 2006.

During 2006, Goldking leased an airplane from a corporation owned by one of the officer/directors of Goldking. Airplane lease and usage payments totaled approximately $56,000 for the year ended December 31, 2006. Additionally, Goldking leases employees from the same corporation to operate the aircraft and perform services related to Goldking’s field transportation assets. Payments for the leased employees totaled $24,000 for the year ended December 31, 2006.

Concentrations of Credit Risk

Substantially all of Goldking’s accounts receivable result from natural gas and crude oil sales or joint interest billings to third parties in the oil and natural gas industry in the United States. This concentration of customers and joint interest owners may impact Goldking’s overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Accounts receivable are generally not collateralized. Historically, Goldking has not experienced credit losses on its accounts receivable. Based on the current demand for natural gas and crude oil, Goldking does not expect that termination of sales to any of its current purchasers would have a material adverse effect on the its ability to find replacement purchasers and to sell its production at favorable market prices. At December 31, 2006 and 2005, three customers represented 73% and 65%, respectively of crude oil and natural gas sales receivable.

Further, Goldking’s derivative instruments also expose it to credit risk in the event of nonperformance by counterparties. Generally, these contracts are with major investment grade financial institutions and other substantive counterparties. Goldking believes that credit risk related to the crude oil and natural gas futures and collar contracts is no greater than the risk associated with the primary contracts, and that the elimination of price risk through its hedging and derivative activities reduces volatility in reported results of operations, financial position and cash flows from period to period and lowers its overall business risk. However, as a result of these same hedging and derivative activities, Goldking may be exposed to greater credit risk in the future.

Cash and cash equivalents include investments in money market accounts placed with highly-rated financial institutions. Goldking’s bank deposit accounts may, at times, exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. Goldking has not experienced any losses in such accounts.

New Accounting Pronouncements

Accounting for Fair Value Measurements. In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157 Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Goldking is currently evaluating the impact that this interpretation may have on its consolidated financial statements.

Accounting for Uncertainty in Income Taxes. In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes” which is an interpretation of FASB Statement No. 109 “Accounting for Income Taxes” (“SFAS 109”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Goldking does not expect FIN 48 to have a material effect on Goldking’s financial condition, results of operations or cash flows.

Accounting Changes and Error Corrections. In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinions No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Goldking adopted the provisions of SFAS No. 154 on January 1, 2006. There was no impact to the financial statements as a result of this change.

NOTE 3—PREDECESSOR ENTITIES

The contribution of assets and liabilities of the Predecessor Entities to Goldking at inception was determined to be a transfer of assets and liabilities between entities under common control. Accordingly, the contributed assets and assumed liabilities of $1,264,189 and $1,686,930, respectively, have been reflected at the Predecessor Entities’ carrying value. The contributed assets consist primarily of oil and natural gas properties and the assumed liabilities consist primarily of trade payables, employee benefits liabilities and notes payable. The contribution of the Predecessor Entities provided Goldking with a platform with which to conduct operations related to the acquisition, exploration and development of crude oil and natural gas reserves.

NOTE 4—ACQUISITION OF OIL & NATURAL GAS PROPERTIES

On September 28, 2006, Goldking acquired certain oil and natural gas properties from Hilcorp Energy II, L.P., Hilcorp Energy I, L.P., and Hilcorp Energy IV, L.P. (the “Hilcorp Properties”) for total cash consideration of $123,184,100, which was based on the contract acquisition price of $126,000,000, net of certain purchase price adjustments agreed to with the seller. The properties consist of interests in the Abbeville, Bayou Choctaw, Comite, South Florence, Lake Arthur, Lake Boeuf, East Lake Sand, Manchester, Murphy Lake and South Thornwell Fields in various parishes in South Louisiana, and Columbus, Hitchcock, Malo Domingo and Toro Grande Fields in South Texas.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed:

Oil and natural gas properties	$125,883,529
Net working capital	(1,010,683)
Asset retirement obligations	(1,072,428)

Cash paid including acquisition costs of approximately $616,318	$(123,800,418)

On October 31, 2005, Goldking acquired certain oil and natural gas properties from EnerVest Energy, L.P. (“EnerVest”) for total cash consideration of $79,071,310, which was based on a contract price of $94,470,700, net of revenues and expenses, capital expenditures, and certain other purchase price adjustments as a result of operations from the effective date July 1, 2005 through the closing date of the transaction of October 31, 2005, totaling $15,399,390. The properties, referred to as the Bayou Properties, consist of interests in the Bateman Lake, Broussard North, Leeville and Garden Island Bay Fields in various parishes in South Louisiana, and the Chocolate Bayou Field in Brazoria County, Texas.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values, on October 31, 2005:

Oil and natural gas properties	$89,021,577
Net working capital	(2,965,008)
Asset retirement obligations	(5,632,281)

Cash paid including acquisition costs of $1,352,978	$80,424,288

The following summarizes the unaudited pro forma financial information for years ended December 31, 2006 and 2005 assuming the Hilcorp Properties acquired from Hilcorp Energy II, L.P., Hilcorp Energy I, L.P., and Hilcorp Energy IV, L.P. on September 28, 2006 and the Bayou Properties acquired from EnerVest on October 31, 2005, as described in NOTE 4, occurred as of January 1, 2005. These unaudited pro forma financial results have been prepared for informational purposes only. These unaudited pro forma financial results may not be indicative of the results that would have occurred if Goldking had completed the acquisitions at these dates or the results that will be attained in the future.

	Year Ended December 31,
	2006	2005
	(dollars in thousands)
Oil and natural gas revenues	$85,358	$84,905
Net income	2,353	7,838

NOTE 5—PROPERTY SALES

On May 4, 2006, Goldking sold its interest in the Buna Field for cash consideration of $573,135 and recognized a gain of $311,255. On August 16, 2006, Goldking sold its interests in 18 non-operated properties located in Louisiana, Texas, New Mexico and West Virginia to GreenBriar Energy IV LP for cash consideration of $5,858,695 (net of costs associated with the sale of approximately $150,000). A gain of $2,965,712 was recognized on the sale to GreenBriar during the year ended December 31, 2006. Goldking sold its interest in other miscellaneous oil and natural gas properties resulting in cash proceeds of $78,388 and recognizing gains on these sales of $28,061.

NOTE 6—ASSET RETIREMENT OBLIGATIONS

Goldking maintains an escrow agreement that has been established for the purpose of assuring maintenance and administration of a performance bond which secures certain plugging and abandonment obligations assumed by Goldking in the acquisition of oil and natural gas properties from EnerVest. At December 31, 2006 and 2005, respectively, the amount of the escrow account totaled $2,123,707 and $2,034,392.

Changes in Goldking’s asset retirement obligations were as follows:

	Year ended December 31,		Period from July 27, 2004 (Inception) to December 31,
	2006	2005	2004
Asset retirement obligations, beginning of period	$5,782,671	$82,313	$—
Fair value of liabilities assumed in acquisitions	1,331,408	5,632,282	—
Liabilities contributed at formation	—	—	82,297
Liabilities related to property sales	(6,442)	—	—
Restatement due to change in abandonment year	(1,544,231)	—	—
Accretion expense	445,177	68,076	16

Asset retirement obligations, end of period	$6,008,583	$5,782,671	$82,313

NOTE 7—DEBT

Long-Term Debt

In connection with Goldking’s acquisition of the Hilcorp Properties on September 28, 2006, Goldking Energy Corporation (later renamed Goldking Texas, Inc., then merged into Goldking Operating Company), a wholly-owned subsidiary of Goldking, entered into a $260,000,000 Senior Secured Credit Facility (the “Credit Agreement”) with Bank of America, N.A. and Union Bank of California, N.A. Proceeds from the Credit Agreement were used to retire existing debt, fund the acquisition of the Hilcorp Properties and provide working capital. The Credit Agreement was guaranteed by Goldking.

On December 19, 2006, Goldking amended its Credit Agreement with Bank of America and certain other lenders, entering into a First Amendment to Credit Agreement (the “First Amended Credit Agreement”). Also on December 19, 2006, Goldking entered into a Second Lien Term Loan Agreement (the “Second Lien Loan Agreement”).

The First Amended Credit Agreement provides for the following loan facilities:

Revolver Loan Facility. A $200,000,000 revolving credit facility (the “Revolver”) with an initial borrowing base of $130,000,000, including a letter of credit sub-limit of $20,000,000. The Revolver matures on September 28, 2010. Goldking borrowed $117,000,000 under this facility as of December 19, 2006, as well as $4,125,000 in outstanding letters of credit.

Term B Loan Facility. A $20,000,000 single draw term loan facility (the “Term B Loan”) maturing September 28, 2007. Goldking borrowed $19,517,000 under this facility as of December 19, 2006.

Second Lien Term Loan Facility. A $40,000,000 single draw loan facility (the “Second Lien Term Loan”) maturing September 28, 2011. Goldking borrowed $40,000,000 under this facility as of December 19, 2006.

Borrowings under Goldking’s Term B Loan and Revolver, as well as any other obligations under the First Amended Credit Agreement, and obligations related to Goldking’s commodity hedge positions, are together secured by first priority liens covering and encumbering substantially all of Goldking’s assets, including mineral interests owned by Goldking and its subsidiaries, the capital stock of its current and future subsidiaries, and all personal property owned by Goldking and its subsidiaries. Borrowings under the Second Lien Term Loan are secured by second priority liens covering substantially all of Goldking’s assets, including mineral interests owned by Goldking and its subsidiaries, the capital stock of its current and future subsidiaries and all personal property owned by Goldking and its subsidiaries. The Term B Loan and the Second Lien Term Loan are referred to together as the “Senior Term Loans”.

The Credit Agreement allows either Base Rate borrowings or Eurodollar borrowings on both the Revolver and the Senior Term Loans, at the option of the borrower.

Base Rate Borrowings: In the case of Base Rate borrowings, interest is calculated based on the sum of (1) the greater of (a) the Prime Rate then in effect, or (b) the sum of the Federal Funds Rate then in effect plus 0.5%, and (2) the Applicable Base Rate Margin. For the Revolver, the Applicable Base Rate Margin ranges from 0.0% to 0.675%, based on facility utilization. For the Term B Loan, the Applicable Base Rate Margin is a fixed 2.0%. For the Second Lien Term Loan, the Applicable Base Rate Margin is 4%.

Eurodollar Borrowings: In the case of Eurodollar borrowings, for the Revolver and Term B Loan, interest is calculated based on the sum of the Adjusted LIBOR Rate (defined as the applicable LIBOR rate divided by 1.0 minus the prevailing Eurodollar Reserve Percentage) plus the Applicable Eurodollar Margin. For the Revolver, the Applicable Eurodollar Margin ranges from 1.25% to 1.875%, based on facility utilization. For the Term B Loan, the Applicable Eurodollar Margin is a fixed 3.25%. In the case of Eurodollar borrowings under the Second Lien Term Loan, interest is calculated based on the sum of the average British Banker’s Association Interest Settlement Rate for deposits in Dollars, plus 5%.

The First Amended Credit Agreement requires compliance by Goldking with certain covenants, including financial covenants, on a quarterly basis. The financial covenants, which are generally effective beginning, and for the three month period ended, December 31, 2006, include: (1) a requirement to maintain a minimum ratio of consolidated current assets to consolidated current liabilities, as defined, of at least 1.0 at the end of each fiscal quarter; (2) a requirement to maintain a ratio of consolidated earnings before interest, depreciation, taxes and amortization (“EBITDA”) for the four fiscal quarter period most recently ended to the consolidated interest expense for such period of at least 2.5 to 1 (except that this ratio is calculated for the three month period ending December 31, 2006, the six month period ending March 31, 2007, and the nine month period ending June 30, 2007, and for four trailing fiscal quarter periods thereafter); and, (3) so long as amounts remain outstanding under the Term B Loan, a requirement to maintain the ratio of consolidated funded indebtedness to consolidated EBITDA for the four fiscal quarter periods most recently ended prior to the determination period at or below 4.0 to 1, 3.75 to 1, 3.5 to 1, 3.25 to 1 and 3.0 to 1 for the fiscal quarters ending December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and each fiscal quarter thereafter, respectively (except that calculation of consolidated EBITDA will be annualized for the three month period ending December 31, 2006, for the six month period ending March 31, 2007 and for the nine month period ending June 31, 2007, and calculated based on trailing four fiscal quarter periods thereafter).

The Second Lien Loan Agreement also requires compliance by Goldking with certain financial covenants on a quarterly basis as follows: (1) Goldking must not permit its ratio of consolidated current assets to consolidated current liabilities, as defined, to be less than 1.0 for any fiscal quarter beginning December 31, 2006; (2) Goldking must not permit its ratio of consolidated EBITDA to consolidated net interest expense, as defined, to be less than 2.0 (calculated as noted above in the First Amended Credit Agreement covenant); (3) so long as amounts remain outstanding under the Term B Loan, Goldking must not permit its consolidated funded indebtedness to consolidated EBITDA, as defined, to exceed 4.5 for the fiscal quarter ended December 31, 2006, 4.25 for the fiscal quarter ended March 31, 2007, 4.0 for the fiscal quarter ended June 31, 2007, 3.75 for the fiscal quarter ended September 30, 2007 and 3.5 for each fiscal quarter thereafter; and, (4) Goldking will not permit at any time the ratio of its present value of proved mineral interests to Consolidated Funded Indebtedness to be less than 1.5.

The First Amended Credit Agreement restricts Goldking’s ability to incur additional debt, except for certain pre-existing letters of credit, unsecured letters of credit permitted in connection with certain allowed derivative contracts, the financing of Borrower’s annual insurance premium and certain other unsecured debt in an amount not to exceed $500,000, or to dispose of oil and natural gas properties except as provided for in the First Amended Credit Agreement. The First Amended Credit Agreement prohibits transactions which hedge in excess of 85% of Goldking’s anticipated future production of proved crude oil and natural gas.

Goldking was in violation of the Consolidated EBITDA to Consolidated Net Interest Expense covenant and the Consolidated Funded Indebtedness to Consolidated EBITDA covenant for the quarter ending December 31, 2006 under the First Amended Credit Agreement and the Second Lien Loan Agreement. Goldking’s lenders under the First Amended Credit Agreement and Second Lien Loan Agreement waived these covenants for the quarter ending December 31, 2006. Goldking’s lenders under the First Amended Credit Agreement amended the Agreement such that Goldking’s ratio of Consolidated EBITDA to Consolidated Net Interest Expense for the quarter ending

March 31, 2007 must not be less than 2.0 to 1.0, and such that Goldking’s ratio of Consolidated Funded Indebtedness to Consolidated EBITDA for the quarter ending March 31, 2007 must not exceed 5.0 to 1.0. The Agreement was also amended such that the calculation of these two ratios is conducted for the quarter ending March 31, 2007 based on the period January 1, 2007 through March 31, 2007, for the quarter ending June 30, 2007 based on the period April 1, 2007 through June 30, 2007 annualized, for the quarter ending September 30, 2007 based on the period April 1, 2007 through September 30, 2007 annualized, for the quarter ending December 31, 2007 based on the period April 1, 2007 through December 31, 2007 annualized, and for the quarter ending March 31, 2008, and thereafter, based on the four trailing consecutive quarters including such quarter.

Goldking’s lenders under the Second Lien Loan Agreement amended the Agreement such that Goldking’s ratio of Consolidated Funded Indebtedness to Consolidated EBITDA for the quarter ending March 31, 2007 must not exceed 5.0 to 1.0. The Agreement was also amended such that the calculation of Consolidated EBITDA to Consolidated Net Interest Expense and Consolidated Funded Indebtedness to Consolidated EBITDA ratios are conducted for the quarter ending March 31, 2007 based on the period January 1, 2007 through March 31, 2007 annualized, for the quarter ending June 30, 2007 based on the period April 1, 2007 through June 30, 2007 annualized, for the quarter ending September 30, 2007 based on the period April 1, 2007 through September 30, 2007 annualized, for the quarter ending December 31, 2007 based on the period April 1, 2007 through December 31, 2007 annualized, and for the quarter ending March 31, 2008, and thereafter, based on the four trailing consecutive quarters including such quarter. Goldking expected to be in compliance with these amended financial covenants for the quarter ending March 31, 2007 and thereafter.

The Credit Agreement required an upfront fee of $2,375,000, in addition to an annual administrative agency fee of $50,000. The upfront fee was allocated to the facilities available under the Credit Agreement (and later to the facilities available under the First Amended Credit Agreement and the Second Lien Loan Agreement, which facilities did not result in additional upfront fees), and is being amortized over the respective lives of the facilities. The annual administrative agency fee is being amortized over a one-year period. At September 30, 2006, Goldking expensed approximately $300,000 in unamortized fees related to its previous facility.

Outstanding letters of credit under the Credit Agreement totaled $4,125,000 at September 30, 2006. In addition, Goldking had $825,000 of outstanding letters of credit provided by other financial institutions.

Prior to the Credit Agreement, the First Amended Credit Agreement and the Second Lien Loan Agreement, Goldking Energy Corporation (later renamed Goldking Texas, Inc., then merged into Goldking Operating Company), a wholly-owned subsidiary of Goldking, had a credit facility with Bank of America, N.A. and Union Bank of California, N.A. (the, “Former Credit Agreement”). The Former Credit Agreement, which was guaranteed by Goldking, consisted of the following three loan facilities:

Revolver—$40 million initial borrowing base, maturing on October 31, 2008. The Former Credit Agreement also provided for letters of credit not exceeding $6.0 million if Goldking still had available borrowings under the Revolver.

Term B—$15 million limit, maturing on October 31, 2008.

Term C—$10 million limit, maturing on October 31, 2006.

Interest on the facilities was payable as it accrued on the fifteenth day following the last day of each fiscal quarter, or at other times as were agreed to by the parties at the time of the borrowings. The interest rates under the facilities consisted of a base rate margin plus the greater of the banks prime rate or the sum of (i) the Federal Funds Rate in effect on the day of the borrowing, plus (ii) one half of one percent. Goldking also had an option in certain cases to elect a Eurodollar Tranche which bear interest at the Adjusted LIBOR Rate. The Adjusted LIBOR Rate is the rate per annum equal to the quotient obtained by dividing (a) the applicable LIBOR Rate by (b) 1.00 minus the Eurodollar Reserve Percentage.

The applicable base rate margin for the Revolver loans ranged from .0% to .75%, depending on the ratio of outstanding credit to borrowing base. The applicable base rate margin for the Term B and Term C loans were 2.25% and 3.75%, respectively, except that the applicable base rate margin with respect to each base rate that is a Term C loan was to be increased by .5% per annum on each of January 1, 2006 and on the first day of each fiscal quarter thereafter.

The Former Credit Agreement was secured by first and prior liens covering and encumbering the mineral interests owned by Goldking and its subsidiaries, the capital stock of its current and future subsidiaries and all personal property owned by Goldking and its subsidiaries.

The Former Credit Agreement required compliance with certain covenants, including financial covenants on a quarterly basis. The financial covenants included maintaining the ratio of consolidated current assets to consolidated current liabilities, as defined, of at least 1.0 to 1.0, the ratio of consolidated EBIDTA for the four fiscal quarter period most recently ended to the consolidated interest expense for such period of at least 2.5 to 1 and, so long as amounts remained outstanding under the Term C loan, Goldking could not permit the ratio of consolidated funded indebtedness to consolidated EBIDTA for the four fiscal quarter periods most recently ended prior to the determination period of greater than 4.0 to 1.0.

The Former Credit Agreement restricted Goldking’s ability to incur additional borrowings, except for certain pre-existing letters of credit, debt permitted by certain allowed derivative contracts and certain other unsecured debt in an amount not to exceed $500,000, or to dispose of oil and natural gas properties except as provided for in the Former Credit Agreement. The Former Credit Agreement also restricted Goldking’s ability to enter into speculative commodity, interest rate, currency or other derivative transactions except as provided for in the Credit Agreement, required Goldking to hedge at least 75% and 50% of its anticipated 2006 and 2007 crude oil and natural gas production, respectively, but prohibited transactions which hedge in excess of 85% of Goldking’s anticipated production from proved crude oil and natural gas.

The Former Credit Agreement required an upfront fee of $500,000, in addition to an annual administrative agency fee of $35,000. The upfront fee was allocated to the various facilities available under the Former Credit Agreement, and was being amortized over their respective lives. The annual administrative agency fee was amortized over a one-year period. The unamortized fees associated with the Former Credit Agreement were expensed in conjunction with the new Credit Agreement.

At December 31, 2005, Goldking was in violation of certain covenants required under the Former Credit Agreement, and received waivers from the lending group related to those items. Outstanding letters of credit under the Former Credit Agreement totaled $2,450,000 at December 31, 2005.

A summary of Goldking’s long-term debt follows:

	Debt		Interest Rate
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revolver	$117,000,000	$33,950,000	7.235%	6.385%
Term B	—	15,000,000	—	7.500%
Term C	—	10,000,000	—	8.831%
First lien term loan	19,517,000	—	10.25%	—
Second lien term loan	40,000,000	—	10.36%	—

Outstanding debt	176,517,000	58,950,000
Less: current maturities	(19,517,000)	(10,000,000)

Total	$157,000,000	$48,950,000

Goldking’s annual maturities of outstanding long-term debt as of December 31, 2006:

2007	$19,517,000
2008	—
2009	—
2010	117,000,000
2011	40,000,000

Total	$176,517,000

Short-Term Notes Payable

On October 30, 2006, Goldking entered into a loan agreement with MD Premium Finance Corporation in the amount of $2,891,027 to finance certain insurance policies. The loan agreement requires nine monthly payments of $331,750 beginning November 30, 2006. Interest under the loan agreement is 7.75% per annum. The loan agreement is secured by any proceeds from losses claimed under the related insurance policies and any dividends that may be due Goldking under the policies. As of December 31, 2006, the outstanding balance was $2,576,801.

On November 1, 2005, Goldking entered into a loan agreement with MD Premium Finance Corporation in the amount of $1,836,730 to finance certain insurance policies. The loan agreement required nine monthly payments of $209,686 beginning December 1, 2005. Interest under the loan agreement was 6.5% per annum. The loan agreement was secured by any proceeds from losses claimed under the related insurance policies and any dividends that may have been due Goldking under the policies. As of December 31, 2005, the outstanding balance was $1,636,994.

NOTE 8—INCOME TAXES

The income tax provision consists of the following:

	Year ended December 31,		Period from July 27, 2004 (Inception) to December 31,
	2006	2005	2004
Current Taxes:
Federal	$—	$—	$—
States	—	—	—

Total current	—	—	—
Deferred Taxes (benefit):
Federal	(891,364)	(456,209)	(72,532)
States	(125,168)	(118,398)	15,503

Total deferred	$(1,016,532)	$(574,607)	$(57,029)

Deferred Taxes (Benefit) on other comprehensive income	$2,410,257	$(315,143)	$—

A reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

	Year ended December 31,		Period from July 27, 2004 (Inception) to December 31,
	2006	2005	2004
Federal statutory benefit rate effect of:	(34.00)	(34.00)	(34.00)
State taxes, net of federal benefit	(5.23)	(5.09)	1.78
Conversion of tax status from S-Corp to C-Corp and other, net	(3.27)	1.65	22.29

Effective rate	(42.50)	(37.44)	(9.93)

As of December 31, 2006 and 2005, Goldking had approximately $24,000,000 and $11,000,000, respectively, of net operating loss carryforwards for federal income tax purposes, which begin to expire in 2024.

Deferred tax assets and liabilities resulted from the following:

	Year ended December 31,		Period from July 27, 2004 (Inception) to December 31,
	2006	2005	2004
Deferred tax assets:
State deferred taxes	$(66,962)	$107,025	$—
Accrued liabilities	92,360	—	—
Asset retirement obligation	1,996,666	1,966,108	27,986
Derivative asset/hedging contracts	249,800	529,676	2,250
Loss carry forwards	8,228,736	3,761,519	181,652

Total deferred tax assets	10,500,600	6,364,328	211,888
Deferred tax liabilities:
State deferred taxes	—	—	10,230
Derivative asset/hedging contracts	1,835,072	—	—
Property, plant and equipment, principally due to differences in depreciation, amortization, lease impairment and abandonments	9,112,474	5,417,549	144,629

Total deferred tax liability	10,947,546	5,417,549	154,859

Net deferred tax asset (liability)	$(446,946)	$946,779	$57,029

Net deferred tax assets and liabilities were classified in the consolidated balance sheet as follows:

	December 31,
	2006	2005
Current assets	$—	$289,592
Non-current assets	369,081	657,187
Current liabilities	(816,027)	—

Net deferred tax asset (liability)	$(446,946)	$946,779

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that Goldking will realize the benefits of these deductible differences at December 31, 2006. The amount of the deferred tax asset considered realizable could be reduced in the future if estimates of future taxable income during the carry forward period are reduced.

NOTE 9—EMPLOYEE BENEFIT PLANS

Goldking has adopted a 401(k) savings plan. Participation is voluntary, and all regular employees are eligible to participate. Goldking makes contributions to match certain employee contributions. Goldking recognized expense related to the 401(k) savings plan in the amount of $248,568 and $52,324 for the years ended December 31, 2006 and 2005, respectively. Goldking did not recognize any expense related to the 401(k) savings plan for the period from July 27, 2004 (inception) through December 31, 2004, respectively.

NOTE 10—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Goldking hedges a portion of forecasted crude oil and natural gas production with derivative instruments. Goldking uses various derivative instruments in connection with anticipated crude oil and natural gas sales to minimize the impact of commodity price fluctuations. The instruments include fixed price swaps, put options and costless collars. A collar is a combination of a purchased put option and sold call option. Goldking accounts for its production hedge derivative instruments as defined in Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (herein referred as “SFAS 133”). Under SFAS 133, all derivatives are recorded at fair value on the balance sheet. Those derivatives designated as cash flow hedges that meet certain requirements are granted hedge accounting treatment. Generally, utilizing cash flow hedge accounting, all periodic changes in fair value of the derivatives designated as hedges that are considered to be effective, as defined, are recorded in “Accumulated other comprehensive income” until the underlying production is sold and delivered. Goldking is exposed to the risk that periodic changes will not be effective, as defined, or that the derivatives will no longer qualify for hedge accounting. Ineffectiveness, as defined, results when the change in the total fair value of the derivative instrument is greater than the change in the value of Goldking’s expected future cash receipt for sale of production. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is recorded to “Price risk management activities” in the statement of operations. Likewise, if a hedge ceases to qualify for hedge accounting, those periodic changes in the fair value of derivative instruments are recorded to “Price risk management activities” in the statement of operations in the period of the change.

During the year ended December 31, 2005, Goldking recognized losses of $958,682 related to its derivative activities which did not qualify for hedge accounting. All such transactions settled during the year ending December 31, 2006. Goldking has designated all open derivative transactions as of December 31, 2006 as cash flow hedges. At December 31, 2006 and 2005, Goldking has recorded derivative assets of $7,923,689 and $704,975, respectively, related to derivative activities. At December 31, 2006, $3,588,984 of this asset was reflected in current assets and $4,334,705 was reflected as non current assets. At December 31, 2005 Goldking has recorded liabilities of $811,846 related to its speculative and hedge accounting derivative activities. None of the remaining hedged volumes relates to 2006 or 2005 production. Fair market value is calculated for open contracts at December 31, 2006 using market quotes received from third parties. Goldking has hedge accounting derivatives in place to hedge production volumes through 2008.

At December 31, 2006 and 2005, Goldking had deferred in accumulated other comprehensive income (loss) $3,302,161 and $(496,703), net of tax benefit (expense) of $(2,095,114) and $315,143, respectively. The change in the accumulated other comprehensive income (loss) from December 31, 2006 and 2005 included a gain of $1,143,428, net of tax of, due to the change in value of other comprehensive income on cash flow hedges entered into in fiscal year 2005 as well as a gain of $2,655,437, net of tax, related to hedges entered into during fiscal year 2006. There were no reclassifications of prior year end accumulated other comprehensive income into earnings during the fiscal year ended December 31, 2006. The December 31, 2006 balance of accumulated other comprehensive income includes $2,504,651, net of tax, which will be reclassified to income during the fiscal year ended December 31, 2007 as the production that those derivatives are hedging is sold and delivered.

At December 31, 2006, Goldking recognized ineffectiveness income of $1,453,364 including option premium cost related to exclusion of time values for hedge accounting. This income was included in “Price risk management activities” on the statement of operations. Goldking hedges production volumes with NYMEX basis contracts which are standard contracts for delivery at Cushing, OK and Henry Hub, LA for crude oil and natural gas respectively. These locations differ from the production locations and may lead to ineffectiveness due to location basis differences. Goldking excludes time value for option hedges, which leads to Goldking recognizing the cost of the option premium in earnings over time. The excluded time value taken to expense during the 4th quarter ending December 31, 2006, was $1,494,532. The ineffectiveness not including the excluded time value was $41,168 compared to a change in fair value of hedge accounting derivatives of $1,453,364. This demonstrates that Goldking was 97% effective on its derivative hedging activity.

From time to time, if the fair value of an open contract or contracts exceeds the available credit limit with a particular counterparty, Goldking could be required to post a letter of credit to further guarantee its performance. As of December 31, 2006, Goldking did not have any outstanding letters of credit issued relating to derivative contracts.

Commodity price derivative contracts entered into as of December 31, 2006 are as follows:

	Natural Gas		Crude Oil
Production Period	MBtu	Average Price per MBtu	Barrels	Average price per Bbl
2007 Put (counterparty)	840,000	$3.75 - $ 8.50	156,000	$65.00
2007 Collar (counterparty)	720,000	$8.50 - $10.85	156,000	$55.00 - $94.60
2007 Swap (counterparty)	1,440,000	$7.94	132,000	$69.05
2008 Put (counterparty)	730,000	$3.75 - $ 8.50	120,000	$65.00
2008 Collar (counterparty)	480,000	$8.00 - 10.50	96,000	$65.00 - 89.10
2008 Swap (counterparty)	960,000	$8.14	120,000	$69.60

Commodity price derivative contracts entered into as of December 31, 2005 are as follows:

	Natural Gas			Crude Oil
Production Period	MBtu		Average Price Per MBtu	Barrels		Average price per Bbl
2006 Put (NYMEX and counterparty)	1,200,000		$8.17	232,000		$53.92
2006 Collar (NYMEX and counterparty)	120,000		$6.00 - 10.00	12,000		$46.00 - 61.00
2007 Collar (counterparty)	720,000	Hedge	$8.50 - 10.85	120,000	Hedge	$55.00 - 65.25
2007 Put (counterparty)	120,000		$3.78
2008 Put (counterparty)	10,000		$3.75

For natural gas, transactions are generally settled based upon the NYMEX price on the penultimate trading day of the month for a given NYMEX contract (the “settlement price”). With respect to any particular put transaction, the counterparty is required to make a payment to Goldking in the event that the floating settlement price for any settlement period is less than the fixed strike price for the transaction. For any particular collar transaction, the counterparty is required to make a payment to Goldking if the floating settlement price for any settlement period is below the fixed floor price for the transaction, and Goldking is required to make payment to the counterparty if the floating settlement price for any settlement period is above the ceiling fixed price for the transaction. Goldking is not required to make or receive any payment in connection with a collar transaction if the floating settlement price is between the floor and the ceiling. In the case of a swap transaction, the counterparty is required to make a payment to Goldking if the floating settlement price for any settlement period is below the fixed swap price for the transaction, and Goldking is required to make a payment to the counterparty if the floating settlement price for any settlement period is above the fixed swap price for the transaction.

NOTE 11—SALES TO MAJOR CUSTOMERS

Below is a table listing purchasers of its natural gas and crude oil production which individually accounted for 10% or more of total oil and gas sales for the years ended December 31, 2006 and 2005 and the period from July 27, 2004 (inception) to December 31, 2004. In the exploration, development and production business, production is normally sold to relatively few customers. However, based on the current demand for natural gas and crude oil, Goldking believes that the loss of any of its major purchasers would not have a material adverse effect on its operations.

Major Purchaser	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from July 27, 2004 (inception) to December 31,
Texon LP	52.5%	—	—
Texaco Natural Gas	13.1%	—	—
Plains Marketing, L.P.	—	13.1%	—
Upstream Energy Service, L.P.	14.0%	19.9%	12.2%
Cokinos Energy Corp.	—	14.9%	—
Gulfmark Energy Inc.	—	10.4%	—

NOTE 12—COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Goldking and its subsidiaries are involved in litigation in the ordinary course of business. These proceedings are subject to the uncertainties inherent in any litigation. Goldking is defending itself vigorously in all such matters and does not believe that the ultimate disposition of such proceedings will have a material adverse effect on its consolidated financial position, results of operations or liquidity.

During the quarter ended September 30, 2006, EOG Resources, Inc. (“EOG”) stated its intent to exercise a preferential right to purchase certain interests in the Wieting Gas Unit at Chocolate Bayou Field, Brazoria County, Texas, which, Goldking acquired from EnerVest Energy, L.P during 2005. Goldking believes it is likely that any dispute on this matter will be resolved among Goldking, EOG and EnerVest. In a worst case, however, Goldking may be required to assign its interest in the Wieting Gas Unit to EOG in return for an allocated portion of the purchase price, which is not anticipated to exceed $720,000, minus any net proceeds received from these interests after the July 1, 2005 effective date of purchase by Goldking. In this event it is likely that Goldking will seek additional compensation from EnerVest for its handling of this matter.

Non-Cancelable Leases and Other Commitments

At December 31, 2006, Goldking and its consolidated subsidiaries held leases and other commitments for buildings, vehicles and equipment maintenance. Net rental expenses from leases were $293,368, $125,963 and $62,145 for the years ended December 31, 2006 and 2005, and for the period from July 27, 2004 (inception) through December 31, 2004, respectively.

Net minimum lease commitments as of December 31, 2006 consist of the following:

Building Leases
2007	$314,892
2008	253,563
2009	84,521

Total	$652,976

NOTE 13—SUPPLEMENTAL OIL AND NATURAL GAS INFORMATION (UNAUDITED)

There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves. Crude oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

Goldking retained Cawley, Gillespie & Associates, Inc., independent third-party reserve engineers, to perform an independent evaluation of proved reserves. Cawley, Gillespie & Associates, Inc. evaluated the Bayou Properties, the Hilcorp Properties, Live Oak Field and all other properties as of January 1, 2007. Cawley, Gillespie & Associates, Inc. evaluated the Bayou Properties and Live Oak Field as of January 1, 2006, and T.J. Smith & Company, Inc. evaluated all other properties as of December 31, 2005 and 2004. Results of drilling, testing and production subsequent to the date of the estimates may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered. All of Goldking’s reserves are located in the United States.

Proved Reserves

The following reserve schedule was developed by Goldking’s reserve engineers and sets forth the changes in estimated quantities of proved reserves of Goldking during each of the periods presented:

	Year Ended December 31, 2006		Year Ended December 31, 2005		Period from July 27, 2004 (Inception) to December 31, 2004
	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)
Proved reserves as of:
Beginning of the period (1)	5,491	33,977	414	3,059	156	1,159
Revisions of previous estimates	31	(2,531)	(118)	(397)	(3)	(12)
Extensions, discoveries and other additions	377	969	109	1,657	—	—
Production	(532)	(3,008)	(82)	(607)	(12)	(73)
Sale of minerals in place	(73)	(1,503)	—	—	—	—
Purchase of minerals in place	3,050	34,474	5,168	30,265	273	1,985

End of the period	8,344	62,378	5,491	33,977	414	3,059

(1)	The beginning of the year reserves at July 27, 2004 represents the reserves contributed at formation from the Predecessor Entities.

Proved developed natural gas reserves as of:
July 27, 2004 (1)	1,159 MMcf
January 1, 2005	3,020 MMcf
January 1, 2006	17,439 MMcf
January 1, 2007	45,711 MMcf

(1)	The beginning of the year reserves at July 27, 2004 represents the reserves contributed at formation from the Predecessor Entities.

Proved developed oil reserves as of:
July 27, 2004 (1)	156,000 Bbls
January 1, 2005	318,000 Bbls
January 1, 2006	3,041,000 Bbls
January 1, 2007	5,268,000 Bbls

(1)	The beginning of the year reserves at July 27, 2004 represents the reserves contributed at formation from the Predecessor Entities.

Oil and Natural Gas Operations

Aggregate results of operations, in connection with Goldking’s crude oil and natural gas producing activities, for each of the periods are shown below:

	Year Ended December 31,		Period from July 27, 2004 (inception) to December 31,
	2006	2005	2004
Revenues	$55,794,335	$10,553,338	$1,044,804
Production costs (1)	(25,572,510)	(5,260,310)	(631,044)
Exploration expenses	(4,293,599)	(2,700)	(99,846)
DD&A and valuation provision	(14,722,572)	(2,628,178)	(240,697)
Accretion expense	(445,177)	(68,076)	(16)

Income before income taxes	10,760,477	2,594,074	73,201
Income tax expense	(4,573,203)	(973,093)	(7,269)

Results of operations from oil and natural gas producing activities	$6,187,274	$1,620,981	$65,932

(1)	Production costs consist of oil and natural gas operations expense, production and ad valorem taxes, plus general and administrative expense supporting Goldking’s oil and natural gas operations.

Costs Incurred in Oil and Natural Gas Activities

Costs incurred in connection with Goldking’s crude oil and natural gas acquisition, exploration and development activities for each of the years are shown below:

	Year ended December 31,		Period from July 27, 2004 (inception) to December 31,
	2006	2005	2004
Property acquisition costs:
Proved	$125,833,529	$89,367,134	$7,183,963
Unproved	292,963	6,860	2,280

Total acquisition costs	126,126,492	89,373,994	7,186,243
Exploration costs	—	278,295	51
Development costs	7,376,198	10,705,785	1,288,691

Total consolidated operations	$133,502,690	$100,358,074	$8,474,985

Aggregate Capitalized Costs

Aggregate capitalized costs relating to Goldking’s crude oil and natural gas producing activities, including asset retirement costs and related accumulated DD&A:

	December 31,
	2006	2005
Unproved oil and natural gas properties	$292,963	$—
Proved oil and natural gas properties	242,042,786	108,826,625

Total oil and natural gas properties	242,335,749	108,826,625
Accumulated DD&A	(16,795,715)	(2,868,875)

Net capitalized costs	$225,539,034	$105,957,750

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following information is based on Goldking’s best estimate of the required data for the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2006 and 2005 in accordance with SFAS No. 69, “Disclosures About Oil and Natural Gas Producing Activities” which requires the use of a 10% discount rate. This information is not the fair market value, nor does it represent the expected present value of future cash flows of Goldking’s proved oil and natural gas reserves.

	December 31,
	2006	2005
	(dollars in thousands)
Future cash inflows	$906,295	$684,100
Future production costs (1)	(253,789)	(114,600)
Future development costs	(85,899)	(41,121)
Future income tax expenses	(149,318)	(164,712)

Future net cash flows	417,289	363,667
10% annual discount for estimated timing of cash flows	(150,035)	(120,348)

Standardized measure of discounted future net cash flows at the end of the year	$267,254	$243,319

(1)

Production costs include oil and natural gas operations expense, production ad valorem taxes, transportation costs and general and administrative expense supporting Goldking’s oil and natural gas operations.

Future cash inflows are computed by applying year-end prices, adjusted for location and quality differentials on a property-by-property basis, to year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements at year-end. The discounted future cash flow estimates do not include the effects of Goldking’s derivative instruments. See the following table for average prices.

	December 31,
	2006	2005
Average crude oil price per Bbl	$59.58	$59.71
Average natural gas price per Mcf	6.56	10.48

Future production and development costs, which include dismantlement and restoration expense, are computed by estimating the expenditures to be incurred in developing and producing Goldking’s proved crude oil and natural gas reserves at the end of the year, based on year-end costs, and assuming continuation of existing economic conditions.

Future development costs include $35,331,000, $7,806,000 and $1,153,000—that Goldking expects to spend in 2007, 2008 and 2009, respectively, to develop proved developed and proved undeveloped reserves.

Future income tax expenses are computed by applying the appropriate year-end statutory tax rates to the estimated future pretax net cash flows relating to Goldking’s proved crude oil and natural gas reserves, less the tax bases of the properties involved. The future income tax expenses give effect to tax credits and allowances, but do not reflect the impact of general and administrative costs and exploration expenses of ongoing operations relating to Goldking’s proved crude oil and natural gas reserves.

Sources of Changes in Discounted Future Net Cash Flows

Principal changes in the aggregate standardized measure of discounted future net cash flows attributable to Goldking’s proved crude oil and natural gas reserves, as required by SFAS No. 69, at year end are set forth in the table below.

	Year ended December 31,		Period from July 27, 2004 (inception) to December 31,
	2006	2005	2004
	(dollars in thousands)
Standardized measure of discounted future net cash flows at the beginning of the year	$243,319	$6,528	$4,394
Extensions, discoveries and improved recovery, less related costs	13,776	13,377	—
Revisions of previous quantity estimates	(54,573)	(6,295)	(895)
Changes in estimated future development costs	—	—	—
Purchases (sales) of minerals in place	106,780	400,623	1,905
Net changes in prices and production costs	(76,561)	(63,044)	138
Accretion of discount	39,206	6,235	667
Sales of oil and natural gas produced, net of production costs	(30,222)	(5,293)	(414)
Development costs incurred during the period	7,376	3,992	—
Net change in income taxes	18,153	(112,804)	733

Standardized measure of discounted future net cash flows at the end of the year	$267,254	$243,319	$6,528

NOTE 14—SUBSEQUENT EVENT

Goldking Energy Holdings, LP, a Texas limited partnership and the sole shareholder of Goldking expects to enter into a binding Stock Purchase and Sale Agreement no later than April 30, 2007 to sell 100% of the outstanding stock of Goldking to an unrelated party. This transaction has been preliminarily approved by Goldking’s board of directors and is expected to close by June 30, 2007.

GOLDKING ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

MARCH 31, 2007 (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,956,582
Accounts receivable	15,311,370
Assets from price risk management activities	1,282,156
Prepaid expenses and other current assets	3,380,969

Total current assets	25,931,077

Oil and gas properties (under the successful efforts method of accounting)	254,876,093
Less: accumulated depreciation, depletion and amortization	(22,525,710)

Oil and gas properties, net	232,350,383

Escrow related to asset retirement obligation	2,149,167
Assets from price risk management activities, non-current	1,110,372
Other assets, net	3,257,491

Total assets	$264,798,490

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$19,517,000
Short-term notes payable	1,304,825
Accounts payable	9,233,331
Revenue distributions payable	11,422,606
Operator prepayment liabilities	299,567
Accrued lease operating expenses	1,092,722
Liabilities from price risk management activities	310,707
Other accrued liabilities	9,839,507

Total current liabilities	53,020,265

Long-term debt	156,900,000
Asset retirement obligation	6,130,505
Liabilities from price risk management activities, non-current	3,297,148
Deferred taxes, non-current	446,947

Total liabilities	219,794,865

COMMITMENTS AND CONTINGENCIES – See Note 7

STOCKHOLDER’S EQUITY:
Additional paid-in capital	60,053,526
Accumulated other comprehensive income (loss)	(4,260,399)
Accumulated deficit	(10,789,502)

Total stockholder’s equity	45,003,625

Total liabilities and stockholder’s equity	$264,798,490

See notes to consolidated financial statements.

GOLDKING ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED MARCH 31, 2007 (UNAUDITED)	THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED)
REVENUES AND OTHER:
Oil and gas revenues	$17,851,767	$10,913,692
Price risk management activities	(1,472,265)	414,579
Interest and other income	100,964	107,913

	16,480,466	11,436,184

COSTS AND EXPENSES:
Oil and gas operating expenses	9,268,953	2,178,233
Production and ad valorem taxes	1,430,296	1,023,991
Depreciation, depletion and amortization	5,830,424	2,682,756
Oil and gas exploration expenses	824,843	47,601
Asset retirement accretion expense	121,922	101,579
General and administrative expenses	3,147,048	2,294,211

Total operating expenses	20,623,486	8,328,371

INCOME (LOSS) FROM OPERATIONS	(4,143,020)	3,107,813

INTEREST EXPENSE	(3,793,993)	(1,142,308)

INCOME (LOSS) BEFORE INCOME TAXES	(7,937,013)	(1,965,505)

INCOME TAX (EXPENSE) BENEFIT	—	(764,181)

NET LOSS	$(7,937,013)	$1,201,324

See notes to consolidated financial statements.

GOLDKING ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	THREE MONTHS ENDED MARCH 31, 2007 (UNAUDITED)	THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,937,013)	$1,201,324
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash price risk management activities	1,576,455	(343,360)
Deferred income tax benefit	—	764,181
Accretion of asset retirement liability	121,922	101,579
Depreciation, depletion and amortization expense	5,830,424	2,682,756
Amortization of deferred financing costs	182,361	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	3,014,709	(1,164,327)
Decrease (increase) in prepaid expenses and other current assets	1,017,674	767,766
Decrease in other assets	—	54,663
Increase in accounts and revenue distributions payable	4,166,987	2,825,439
Increase in accrued liabilities, lease operating expenses payable and operator prepayment liabilities	3,201,009	(919,622)

Net cash provided by operating activities	11,174,528	5,970,399

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,773,304)	(5,373,715)
Decrease in restricted cash	160,674	21,921

Net cash used in investing activities	(12,612,630)	(5,351,794)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term borrowing	(100,000)	(809,826)
Increase (decrease) in short-term notes payable	(1,271,976)	—

Net cash provided by (used in) financing activities	(1,371,976)	(809,826)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,810,078)	(191,221)
CASH AND CASH EQUIVALENTS – beginning of period	8,766,660	10,419,522

CASH AND CASH EQUIVALENTS – end of period	$5,956,582	$10,228,301

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$4,202,064	$1,140,856

See notes to consolidated financial statements.

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements of Goldking Energy Corporation have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2006 included in this Current Report. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for 2006 as reported in this Current Report have been omitted.

On April 16, 2007, Goldking Energy Holdings, LP, a Texas limited partnership and the sole shareholder of the Company, entered into a binding Stock Purchase and Sale Agreement dated effective April 13, 2007 to sell 100% of the outstanding stock of the Company to Dune Energy, Inc. This transaction closed on May 15, 2007.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Company’s estimates of oil and gas reserve quantities are the basis for the calculation of depreciation, depletion and impairment of oil and gas properties. Other items subject to estimates and assumptions include: the carrying amounts of property, plant and equipment, asset retirement obligations, valuation allowances for receivables and deferred income tax assets, and valuation of derivative instruments.

2.	ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

MARCH 31, 2007
Crude oil and natural gas sales	$10,802,113
Joint interest billings	4,498,801
Employee	10,456

Total	$15,311,370

The Company routinely assesses the recoverability of all material trade and other receivables to determine their collectibility, and accrues a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated. Actual write-offs could exceed the recorded allowance. No allowance for doubtful accounts was considered necessary at March 31, 2007.

3.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

MARCH 31, 2007

Prepaid insurance	$2,281,499
Prepaid drilling costs	430,265
Other current assets	669,205

Total	$3,380,969

4.	OTHER ASSETS

Other assets are recorded at cost and consist of the following:

MARCH 31, 2007

Deferred financing costs	$1,954,887
Furniture, fixtures and equipment, net	1,302,604
Other	—

Total	$3,257,491

5.	ASSET RETIREMENT OBLIGATION

The Company maintains an escrow agreement that has been established for the purpose of assuring maintenance and administration of a performance bond which secures certain plugging and abandonment obligations assumed by the Company in the acquisition of oil and gas properties from EnerVest. At March 31, 2007, the amount of the escrow account totaled $2,149,167.

Changes in the Company’s asset retirement obligations were as follows:

THREE MONTHS ENDED MARCH 31, 2007
Asset retirement obligations, beginning of period	$6,008,583
Fair value of liabilities assumed in acquisitions	—
Liabilities related to property sales	—
Adjustment due to change in abandonment year	—
Accretion expense	121,922

Asset retirement obligations, end of period	$6,130,505

6.	DEBT

Long-Term Debt

As of May 14, 2007, the Company has made no determination as to whether it is in compliance with certain financial covenants for the quarter ended March 31, 2007.

Outstanding letters of credit under the Credit Agreement totaled $4,125,000 at March 31, 2007. In addition, the Company had $825,000 of outstanding letters of credit provided by other financial institutions as of March 31, 2007.

A summary of the Company’s long-term debt follows:

	DEBT	INTEREST RATE
	MARCH 31, 2007	MARCH 31, 2007
Revolver	$117,000,000	7.2375%
Term B	—	—
Term C	—	—
First lien term loan	19,517,000	8.61%
Second lien term loan	39,900,000	10.36%

Outstanding debt	176,417,000
Less: current maturities	(19,517,000)

Total	$156,900,000

The Company’s annual maturities of outstanding long-term debt at March 31, 2007 are as follows:

2007	19,517,000
2008	—
2009	—
2010	117,000,000
2011	39,900,000

Total	$176,417,000

Short-Term Notes Payable

On October 30, 2006, the Company entered into a loan agreement with MD Premium Finance Corporation in the amount of $2,891,027 to finance certain insurance policies. The loan agreement requires nine monthly payments of $331,750 beginning November 30, 2006. Interest under the loan agreement is 7.75% per annum. The loan agreement is secured by any proceeds from losses claimed under the related insurance policies and any dividends that may be due the Company under the policies. As of March 31, 2007 the outstanding balance was $1,304,825.

7.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company hedges a portion of forecasted crude oil and natural gas production volumes with derivative instruments. The Company uses various derivative instruments in connection with anticipated crude oil and natural gas sales to minimize the impact of commodity price fluctuations. The instruments include fixed price swaps, put options and costless collars. A collar is a combination of a purchased put option and sold call option. The Company accounts for its production hedge derivative instruments as defined in Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS

No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (herein referred as “SFAS 133”). Under SFAS 133, all derivatives are recorded at fair value on the balance sheet. Those derivatives designated as cash flow hedges that meet certain requirements are granted hedge accounting treatment. Generally, utilizing cash flow hedge accounting, all periodic changes in fair value of the derivatives designated as hedges that are considered to be effective, as defined, are recorded in “Accumulated other comprehensive income” until the underlying production is sold and delivered. The Company is exposed to the risk that periodic changes will not be effective, as defined, or that the derivatives will no longer qualify for hedge accounting. Ineffectiveness, as defined, results when the change in the total fair value of the derivative instrument is greater than the change in the value of the Company’s expected future cash receipt for sale of production. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is recorded to “Price risk management activities” in the statement of operations. Likewise, if a hedge ceases to qualify for hedge accounting, those periodic changes in the fair value of derivative instruments are recorded to “Price risk management activities” in the statement of operations in the period of the change.

The Company has designated all open derivative transactions as of March 31, 2007 as cash flow hedges. At March 31, 2007, the Company has recorded derivative assets (liabilities) of $(1,215,327), related to derivative activities. At March 31, 2007, $1,282,156 of this asset was reflected in current assets, $1,110,372 was reflected as non-current assets, $(310,707) was reflected in current liabilities and $(3,297,148) was reflected in non-current liabilities. Fair market value is calculated for open contracts at March 31, 2007 using market quotes received from third parties. The Company has hedge accounting derivatives in place to hedge production volumes through 2009.

At March 31, 2007, the Company had deferred in accumulated other comprehensive income (loss) $(4,260,399), there was no tax benefit (expense) in 2007. The change in the accumulated other comprehensive income (loss) from December 31, 2006 to March 31, 2007 included $963,624 of gains reclassified to earnings as well as losses of $(3,978,861) due to the change in value of other comprehensive income on cash flow hedges entered into prior to fiscal year 2007 as well as loss of $(2,620,076), related to hedges entered into during fiscal year 2007

During the three months ended March 31, 2007, the Company recognized ineffectiveness income (loss) of $(1,472,265) related to exclusion of time values for hedge accounting. This income (loss) was included in “Price risk management activities” on the statement of operations. The company hedges production volumes with NYMEX basis contracts which are standard contracts for delivery at Cushing, OK and Henry Hub, LA for crude oil and natural gas respectively. These locations differ from the production locations and may lead to ineffectiveness due to location basis differences. The Company excludes time value for option hedges, which leads to the Company recognizing the cost of the option premium in earnings over time.

From time to time, if the fair value of an open contract or contracts exceeds the available credit limit with a particular counterparty, the Company could be required to post a letter of credit to further guarantee its performance. As of March 31, 2007, the Company did not have any outstanding letters of credit issued relating to derivative contracts.

For natural gas, transactions are generally settled based upon the NYMEX price on the penultimate trading day of the month for a given NYMEX contract (the “settlement price”). With respect to any particular put transaction, the counterparty is required to make a payment to the Company in the event that the floating settlement price for any settlement period is less than the fixed strike price for the transaction. For any particular collar transaction, the counterparty is required to make a payment to the Company if the floating settlement price for any settlement period is below the fixed floor price for the transaction, and the Company is required to make payment to the counterparty if the floating settlement price for any settlement period is above the ceiling fixed price for the transaction. The Company is not required to make or receive any payment in connection with a collar transaction if the floating settlement price is between the floor and the ceiling. In the case of a swap transaction, the counterparty is required to make a payment to the Company if the settlement price for any settlement period is below the fixed swap price for the transaction, and the Company is required to make a payment to the counterparty if the floating settlement price for any settlement period is above the fixed swap price for the transaction.

8.	RELATED PARTY TRANSACTIONS

The Company pays Board of Director and advisory fees to affiliates of NGP. Directors’ fees totaling $5,000 during the three months ended March 31, 2007 and the three months March 31, 2006, were paid to affiliates of NGP. Additionally, advisory fees totaling $18,750 were also paid to affiliates of NGP during the three months ended March 31, 2007 and the three months ended March 31, 2006.

The Company leased an airplane from a corporation owned by one of the officer/directors of the Company. Airplane lease and usage payments totaled approximately $22,500 and $0 for the three months ended March 31, 2007 and the three months ended March 31, 2006, respectively. Additionally, the Company leases employees from the same corporation to operate the aircraft and perform services related to the Company’s field transportation assets. Payments for the leased employees totaled $28,500 and $0 for the three months ended March 31, 2007 and the three months ended March 31, 2006, respectively.

9.	CONCENTRATIONS OF CREDIT RISK

Substantially all of the Company’s accounts receivable result from natural gas and crude oil sales or joint interest billings to third parties in the oil and gas industry in the United States. This concentration of customers and joint interest owners may impact the Company’s overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Accounts receivable are generally not collateralized. Historically, the Company has not experienced credit losses on its accounts receivable. Based on the current demand for natural gas and crude oil, the Company does not expect that termination of sales to any of its current purchasers would have a material adverse effect on the its ability to find replacement purchasers and to sell its production at favorable market prices. At March 31, 2007, three customers represented 78% of the crude oil and natural gas sales receivable.

Further, the Company’s derivative instruments also expose it to credit risk in the event of nonperformance by counterparties. Generally, these contracts are with major investment grade financial institutions and other substantive counterparties. The Company believes that credit risk related to the crude oil and natural gas futures and collar contracts is no greater than the risk associated with the primary contracts, and that the elimination of price risk through its hedging and derivative activities reduces volatility in reported results of operations, financial position and cash flows from period to period and lowers its overall business risk. However, as a result of these same hedging and derivative activities, the Company may be exposed to greater credit risk in the future.

Cash and cash equivalents include investments in money market accounts placed with highly-rated financial institutions. The Company’s bank deposit accounts may, at times, exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. The Company has not experienced any losses in such accounts.

10.	CONTINGENCIES AND COMMITMENTS

The Company and its subsidiaries are involved in litigation in the ordinary course of business. These proceedings are subject to the uncertainties inherent in any litigation. The Company is defending itself vigorously in all such matters and does not believe that the ultimate disposition of such proceedings will have a material adverse effect on its consolidated financial position, results of operations or liquidity.

DUNE ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements and related notes are presented to show the pro forma effects of the acquisition of Goldking. The pro forma condensed consolidated statement of operations for the three months ended March 31, 2007 is presented to show income from continuing operations as if the Goldking acquisition occurred as of the beginning of the period. The Proforma condensed consolidated balance sheet is based on the assumption that the Goldking acquisition occurred effective March 31, 2007.

Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed financial statements. The pro forma data are not necessarily indicative of the financial results that would have been attained had the Goldking acquisition occurred on the dates referenced above and should not be viewed as indicative of operations in future periods. The unaudited pro forma condense consolidated financial statements should be read in conjunction with notes thereto, Dune’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007 and Goldking’s consolidated financial statements as of and for the year ended December 31, 2006 and three months ended March 31, 2007.

DUNE ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of March 31, 2007
	Dune	Goldking	Adjustments				Pro Forma
	(dollars in thousands)
Assets:
Cash and equivalents	$2,623	$5,957	$7,639 485,965 (111,083 (269,652	) )	(a (b (c (d	) ) ) )	$121,449
Restricted cash	—	—	—				—
Accounts receivable	1,240	15,311	—				16,551
Other current assets	147	4,663	—				4,810

Total current assets	4,010	25,931	112,869				142,810

Oil and natural gas properties being amortized	50,024	232,350	15,000 84,080 4,561 (555)		(a (c (e (f	) ) ) )	385,460
Deferred financing costs	943	1,955	3,911 23,226 (844)		(a (b (g	) ) )	29,191
Other assets	543	4,562					5,105

	51,510	238,867	129,379				419,756

Total assets	$55,520	$264,798	$242,248				$562,566

Liabilities and shareholders’ equity (deficit):
Accounts payable and accrued liabilities	$7,336	$33,503	$7,665		(h	)	$48,504
Current maturities of long-term debt	5,471	19,517	(5,471 (19,517	) )	(a (d	) )	—
Deferred taxes	—	—			(c	)	—

Total current liabilities	12,807	53,020	(17,323)				48,504
Long-term debt	61,214	156,900	32,021 300,000 (250,135)		(a (b (d	) ) )	300,000
Other liabilities	1,001	9,875	—				10,876
Redeemable convertible preferred stock	—	—	216,000		(b	)	216,000

Total liabilities	75,022	219,795	280,563				575,380

Shareholders’ equity (deficit):
Common stock	61	—	10		(c	)	71
Additional paid-in capital	47,184	60,053	(42,063)		(c	)	65,174
Accumulated other comprehensive income	—	(4,260)	4,260		(c	)	—
Accumulated deficit	(66,747)	(10,790)	(6,809 10,790 4,561 (555 (844 (7,665	) ) ) )	(b (c (e (f (g (h	) ) ) ) ) )	(78,059)

Total shareholders’ equity (deficit)	(19,502)	45,003	(38,315)				(12,814)

Total liabilities and shareholders’ equity	$55,520	$264,798	$242,248				$562,566

See notes to unaudited pro forma condensed consolidated financial statements.

DUNE ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Dune	Goldking	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$2,994	$17,852	$—		$20,846
Operating expenses:
General and administrative expense	1,741	3,147	—		4,888
Direct operating expenses	848	10,699	—		11,547
Oil and gas exploration expense	—	825	300	(e)	1,125
Accretion expense	8	122	—		130
Depletion, depreciation and amortization	1,244	5,831	230 555	(e) (f)	7,860
Bad debt expense	397	—	—		397
Loss on impairment of long-lived assets	3,192	—			3,192

Total operating expenses	7,430	20,624	1,085		29,139

Operating income (loss)	(4,436)	(2,772)	(1,085)		(8,293)

Other income (expense):
Interest income	31	101	—		132
Interest expense	(1,998)	(3,612)	(7,665	)(h)	(13,275)
Amortization of deferred financing costs	(241)	(182)	(6,809 (921	)(b) )(g)	(8,153)
Gain (loss) on embedded derivative liability	(1,209)	(1,472)	—		(2,681)

Total other income (expense)	(3,417)	(5,165)	(15,395)		(23,977)

Income (loss) before income taxes	(7,853)	(7,937)	(16,480)		(32,270)
Income tax (expense) benefit	—	—	—		—

Net income (loss)	$(7,853)	$(7,937)	$(16,480)		$(32,270)

Net loss per share:
Basic and diluted	$(0.13)				$(0.46)
Weighted average shares outstanding:
Basic and diluted	60,298,138				70,354,004

See notes to unaudited pro forma condensed consolidated financial statements.

DUNE ENERGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

On May 15, 2007, Dune completed the purchase of all of the issued and outstanding shares of common stock of Goldking Energy Corporation pursuant to a Stock Purchase and Sale Agreement dated effective April 13, 2007 with Goldking Energy Holdings, L.P. (the “Shareholder”). The purchase price for the Goldking Acquisition was $328,500,000, paid as follows: (a) $310,500,000 in cash and (b) 10,055,866 shares of our common stock, par value $0.001 per share, representing shares having a value of $18,000,000 based on the closing price for our common stock on the American Stock Exchange on April 13, 2007.

The acquisition has been accounted for in accordance with the provisions of Statement of Financial Standards (“SFAS”) No. 141, “Business Combinations.” The total purchase price was allocated to the net tangible assets based on the estimated fair values. No goodwill was recorded as there was no excess of the purchase price over the net tangible assets. The preliminary allocation of the purchase price was based upon valuation data as of May 15, 2007 and the estimates and assumptions are subject to change. The initial purchase price allocation may be adjusted within one year of the effective date of the acquisition for changes in estimates of the fair value of assets acquired and liabilities assumed based on the results of the purchase price allocation process. The preliminary allocation of the purchase price is as follows:

Assets:
Cash and equivalents	$1,155,720
Accounts receivable	17,681,299
Other current assets	3,954,840
Oil and natural gas properties	344,413,766
Other assets	4,739,050

Liabilities:
Accounts payable and accrued liabilities	(32,192,616)
Current maturities of long-term debt	(981,390)
Other liabilities	(10,270,669)

$328,500,000

The unaudited pro forma statement of operations for the quarter ended March 31, 2007 and the unaudited pro forma balance sheet as of March 31, 2007, are based on the consolidated financial statements of Dune and Goldking for the three months ended March 31, 2007 and the adjustments and assumptions described below.

2. Dune/Goldking Pro Forma Adjustments:

The unaudited pro forma financial statements reflect the following adjustments:

a.	Record the net proceeds from the $65,000,000 Credit Agreement and the related repayment of $38,450,000 of Dune’s debt and $15,000,000 earnest money deposit paid to the Shareholder.

b.	Record the net proceeds from the offering of the notes and the preferred stock. Total fees amount to $30,035,000.

c.	Record purchase of Goldking by issuing 10,055,866 shares of common stock and cash of $111,083,000.

d.	Record payoff of existing long-term debt of Dune and Goldking and record the accelerated amortization of deferred financing costs related to the payoff of the existing long-term debt.

e.	Record the effects of the change in Dune’s accounting method from full cost to successful efforts.

f.	Record incremental depreciation, depletion and amortization expense, using units of production method, resulting from the purchase of Goldking.

g.	Record amortization of deferred financing costs of the notes and the preferred stock. Amortization expense is $1,344,000 for the quarter ended March 31, 2007.

h.	Adjust interest expense to exclude interest expense from redeemed existing debt of Dune and Goldking, and include interest expense of $13,275,000 associated with the offering of the notes and the preferred stock.

DUNE ENERGY, INC.

PRO FORMA SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES

The following table sets forth certain unaudited pro forma information concerning Dune’s proved oil and natural gas reserves at December 31, 2006 giving effect to our acquisition of Goldking and Goldking’s acquisition of the Hilcorp Properties as if they occurred as of the beginning of each period presented. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. See Reserve estimates depend on many assumption that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates of underlying assumptions could materially affect the quantity and present values of our and Goldking’s reserves.”

All of the reserves are located in the United States.

Proved and Undeveloped Reserves

	Oil Reserves (Mbbl)
	Dune	Goldking	Pro Forma
Balance, December 31, 2005	578	5,491	6,069
Production	(35)	(532)	(567)
Purchases of reserves in-place	86	3,050	3,136
Extensions, discoveries and improved recovery	2	377	379
Transfers/sales of reserves in place	—	(73)	(73)
Revisions of previous estimates	(191)	31	(160)

Balance, December 31, 2006	440	8,344	8,784

Proved developed reserves at end of year	174	5,268	5,442

	Natural Gas Reserves (MMcf)
	Dune	Goldking	Pro Forma
Balance, December 31, 2005	26,047	33,977	60,024
Production	(880)	(3,008)	(3,888)
Purchases of reserves in-place	13,166	34,474	47,640
Extensions, discoveries and improved recovery	56	969	1,025
Transfers/sales of reserves in place	—	(1,503)	(1,503)
Revisions of previous estimates	(11,625)	(2,531)	(14,156)

Balance, December 31, 2006	26,764	62,378	89,142

Proved developed reserves at end of year	12,696	45,711	58,407

Standardize Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows from the estimated proved natural gas reserves is provided for the financial statement user as a common base for comparing oil and natural gas reserves of enterprises in the industry and may not represent the fair market value of the oil and natural gas reserves or the present value of future cash flows of equivalent reserves due to various uncertainties inherent in making these estimates. Those factors include changes in oil and natural gas prices from year end prices used in the estimates, unanticipated changes in future production and development costs and other uncertainties in estimating quantities and present values of oil and natural gas reserves.

The following table presents the standardized measure of discounted future net cash flows from the ownership interest in proved oil and natural gas reserves as December 31, 2006. The standardized measure of future net cash flows as of December 31, 2006 is calculated using the price received by the seller as of the end of the year. The average prices used for Dune and Goldking were $61.05 and $61.06 per barrel of oil, respectively, and $5.64 and $5.62 per mcf of natural gas, respectively.

The resulting estimated future cash inflows are reduced by estimated future costs to produce the estimated proved reserves based on actual year-end operating cost levels. Future income taxes are based on year-end statutory rates, adjusted for any operating loss carryforwards and tax credits. The future cash flows are reduced to present value by applying a 10% discount rate.

The standardized measure of estimated discounted future cash flow is not intended to represent the replacement cost or fair market value of the oil and natural gas properties.

	Year Ended December 31, 2006
	Dune	Goldking	Pro Forma
	(dollars in thousands)
Future cash inflows	$174,385	$906,295	$1,080,680
Future production costs	(59,908)	(253,789)	(313,697)
Future development costs	(42,705)	(85,899)	(128,605)
Future income tax	(2,961)	(149,318)	(152,279)

Future net cash flows	68,811	417,289	486,100
Effect of discounting future annual net cash flows at 10%	(35,175)	(150,035)	(185,210)

Discounted future net cash flow	$33,636	$267,254	$300,890

The principal changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows:

	Year Ended December 31, 2006
	Dune	Goldking	Pro Forma
	(dollars in thousands)
Beginning of the year	$95,476	$243,319	$338,795
Sales, net of production costs	(5,569)	(30,222)	(35,791)
Net change in prices and production costs	(38,710)	(76,561)	(115,271)
Sale of reserves	(18,962)	—	(18,962)
Extensions, discoveries and improved recovery	347	13,776	14,123
Development costs incurred during the period	—	7,376	7,376
Change in future development costs	5,708	—	5,708
Purchases of reserves in place	22,404	119,257	141,661
Net change in timing of estimated future production and other	(28,668)	(50,375)	(79,043)
Change in income tax	17,076	9,859	26,935
Accretion of discount	9,681	39,517	49,198
Revision of quantity estimates	(25,147)	(8,692)	(33,839)

End of year	$33,636	$267,254	$300,890

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 26, 2007	DUNE ENERGY, INC.

	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer